Exhibit 16.1

JPDH & Company
Certified Public Accountants and Consultants

May 11, 2012

Securities and Exchange Commission

450 Fifth Street NW
Washington, DC 20549

We were engaged as the independent accountants for Proteonomix, Inc . (the Company) from April 27th (date we received the signed engagement letter and the 8-K was filed). On May 9, 2012 we discussed and sent a letter dated May 8, 2012 which notified the Company that our client/auditor relationship had ceased as of that date. During that time frame, no financial statements were filed with the Commission.

On May 11, 2012 we were provided a copy of the Form 8-K of Proteonomix, Inc. dated the very same day. We have read such statements included under Item 4 and we agree with such statements, insofar as they relate to Proteonomix, Inc. with the following clarification.

We agree with the third paragraph however, as to the auditing scope or procedures, we performed no auditing procedures of the Company’s financial statements.

/S/ JPDH & Company

JPDH & Company